ROBERT M. BUDIN RETIRES FROM
          RESEARCH FRONTIERS BOARD OF DIRECTORS

Woodbury, New York - December 18, 2009.  Research Frontiers Inc.
(Nasdaq: REFR), the developer and licensor of SPD-Smart(TM) light-control technology, announced that Robert M. Budin is retiring from its Board of Directors effective as of December 31, 2009.

Mr. Budin noted that "It has been a privilege to be part of Research Frontiers' development as the SPD light-control industry was born and has come of age. I have served on the Research Frontiers
Board of Directors for twenty-two years and enjoyed participating in the birth of this industry which has so many benefits in terms of energy-savings, aesthetics, comfort and safety. Now that the technology is in production, the pace of its growth is accelerating, and new Board members have joined to help the Company during its next phase of development. I leave the Company with strong leadership and good business partners to help it achieve its great potential as a world-transforming technology."

Robert L. Saxe, Chairman of Research Frontiers' Board of Directors and founder of the Company, noted that "Bob Budin became involved with Research Frontiers right before its public offering and led a group of investors which enabled Research Frontiers to become a public company and to develop SPD light-control technology into a budding industry.
Now a number of the world's largest glass and chemical companies have become licensed to use Research Frontiers SPD-Smart light control technology, and are building businesses around this important technology. Bob Budin has helped me guide our Company through its early formative years, and has contributed to our success. We greatly appreciate his many years of service to our Company."

Mr. Budin, age 77, has been a director of the Company since 1987.
Mr. Budin was a Senior Vice President of Harold C. Brown & Co., Inc. until his retirement in 1990. Mr. Budin was a stockbroker and had been employed at Harold C. Brown & Co., Inc. since 1963. Mr. Budin served on the Company's Nominating and Corporate Governance, Compensation, and Audit Committees.

About SPD Technology and Research Frontiers Inc.

Research Frontiers Inc. (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast SPD-Smart controllable glass and plastic products. Benefits include dynamic control of light, glare and heat passing through many types of glazings, noise reduction, greater security due to both privacy and structural integrity, and the protection of interiors and occupants from heat and harmful ultraviolet radiation. SPD technology, made possible by a flexible light-control film invented and patented by Research Frontiers, allows the user to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. This patented film can be used to transform into "smart" products a variety of products used every day in homes, buildings, cars, aircraft, boats, trains and motorcoaches.

Current product applications for SPD technology include: SPD-Smart windows, sunshades, skylights, atria, curtainwalls and interior partitions for homes and buildings; automotive windows, sunroofs, roof systems, sunvisors and sunshades; and aircraft and marine windows and window shades. Potential future applications include: eyewear products including sunglasses, ski goggles and motorcycle helmets, mirrors; flat panel displays for electronic products;
 and light-control filters for various industrial and consumer applications.

SPD-Smart film technology was awarded the "Best of What's New Award" for home technology from Popular Science magazine, received the 2007 North American Frost & Sullivan Award for Excellence in Technology for glass, and was also recognized as one of the top technologies by the Society of Automotive Engineers' Aerospace Engineering magazine. SPD technology is covered by over 500 patents and patent applications held by Research Frontiers worldwide. Currently 35 companies are licensed to use Research Frontiers' patented SPD light-control technology in emulsions, films, or end-products. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. SPD-Smart(tm), SPD-SmartGlass(tm), SmartGlass(tm), VaryFast(tm), Speed Matters(tm), Powered by SPD(tm), SPD Clean Technology(tm),
SPD On-Board(tm), Visit SmartGlass.com - to change your view of the world(tm) and The View of the Future - Everywhere You Look(tm) are trademarks of Research Frontiers Inc.

For further information or to arrange a visit to the Research Frontiers Design Center, please contact:

Research Frontiers Inc.
Gregory M. Sottile, Ph.D.-Director of Market Development
Info@SmartGlass.com
(516) 364-1902